JNL Series Trust 485BPOS

Ex. 99.28(d)(17)(vii)

Amendment

to Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and FIAM LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and FIAM LLC, a limited liability company organized in the State of Delaware (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into a Sub-Advisory Agreement effective as of September 13, 2021 wherein the June 24, 2019 Agreement, as amended, was incorporated by reference, and as amended thereafter (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (each, a “Fund”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement, for the portion of each Fund’s assets allocated to the Sub-Adviser.

Whereas, pursuant to the Agreement, the Adviser agreed to pay sub-advisory fees as set forth on Schedule B of the Agreement to the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser, and the Sub-Adviser agreed to accept such sub-advisory fees as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust has approved the following, effective April 27, 2026:

1)	the appointment of the Sub-Adviser to manage a portion of assets of the JNL Multi-Manager International Small Cap Fund (for a new strategy thereof), and to manage a portion of assets of the JNL/Fidelity Institutional AM® & JPMorgan Large Cap Growth Fund (due to a sub-adviser replacement);

2)	a fund name change for the JNL/Fidelity Institutional Asset Management® Total Bond Fund to JNL/Fidelity Institutional AM® Total Bond Fund; and

3)	a relationship discount for all Funds sub-advised by the Sub-Adviser.

Whereas, the Parties have agreed to amend the Agreement to i) add the JNL Multi-Manager International Small Cap Fund and the JNL/Fidelity Institutional AM® & JPMorgan Large Cap Growth Fund and each fund’s respective fees; ii) change the fund name for the JNL/Fidelity Institutional Asset Management® Total Bond Fund to JNL/Fidelity Institutional AM® Total Bond Fund; and iii) to add a footnote to Schedule B to reflect the relationship discount for all Funds, effective April 27, 2026.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 27, 2026, attached hereto.

2)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 27, 2026, attached hereto.

3)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

4)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

5)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective April 27, 2026.

Jackson National Asset Management, LLC		FIAM LLC

By:	/s/ Emily J. Bennett	By:	/s/ Brad Sweeney
Name:	Emily J. Bennett	Name:	Brad Sweeney
Title:	VP and Deputy General Counsel	Title:	VP, Business Development
Dated:	January 9, 2026	Dated:	1/13/2026 | 10:59:14 AM EST

Schedule A

Dated April 27, 2026

Funds
JNL/Fidelity Institutional AM® & JPMorgan Large Cap Growth Fund*
JNL/Fidelity Institutional AM® Total Bond Fund
JNL Multi-Manager Floating Rate Income Fund*
JNL Multi-Manager International Small Cap Fund*

* For the portion of the Average Daily Net Assets managed by FIAM LLC.

A-1

Schedule B

Dated April 27, 2026

(Compensation)

JNL/Fidelity Institutional AM® & JPMorgan Large Cap Growth Fund*
Average Daily Net Assets	Annual Rate(1)
[FEES OMITTTED]

* For the portion of the Average Daily Net Assets managed by FIAM LLC.

JNL/Fidelity Institutional AM® Total Bond Fund
Average Daily Net Assets	Annual Rate(1)
$0 to $500 Million	0.13%
$500 Million to $1 Billion	0.10%
$1 Billion to $1.5 Billion	0.08%
Over $1.5 Billion	0.07%

JNL Multi-Manager Floating Rate Income Fund*
Average Daily Net Assets	Annual Rate(1)
[FEES OMITTTED]

* For the portion of the Average Daily Net Assets managed by FIAM LLC.

JNL Multi-Manager International Small Cap Fund*
Average Daily Net Assets	Annual Rate(1)
[FEES OMITTTED]

* For the portion of the Average Daily Net Assets managed by FIAM LLC.

(1)	For the purpose of calculating the sub-advisory fee for the JNL/Fidelity Institutional AM® & JPMorgan Large Cap Growth Fund, the JNL/Fidelity Institutional AM® Total Bond Fund, the JNL Multi-Manager Floating Rate Income Fund (for the portion of the Average Daily Net Assets managed by FIAM LLC), and the JNL Multi-Manager International Small Cap Fund (for the portion of the Average Daily Net Assets managed by FIAM LLC), the following fee discount will be applied to total sub-advisory fees based on the average daily aggregate net assets of the Funds:

5% fee reduction for assets between $2.5 billion and $5 billion, 7.5% fee reduction for assets between $5 billion and $7.5 billion, and a 10% fee reduction for assets over $7.5 billion.

B-1